Exhibit 10.5

                              EMPLOYMENT AGREEMENT
                              --------------------

THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 1st day of October, 2005, between UltraStrip Systems, Inc., a Florida corporation (the "Company") and Dennis McGuire (the "Executive").

      WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company's services, information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined by Section 8, and information about the Company's executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

      WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, and Customers, as defined below, actual and prospective; and

      WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and following (for a reasonable time) termination of this Agreement; and

      WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

      1. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants to the Company that he (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

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      2.    TERM OF EMPLOYMENT.

            (a) TERM. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period commencing as of October 1, 2005 and ending on December 31, 2008 (the "Term").

            (b) CONTINUING EFFECT. Notwithstanding any termination of this Agreement except for termination under Section 6(b), at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

      3.    DUTIES.

            (a) GENERAL DUTIES. The Executive shall serve as the President and Chief Executive Officer of the Company, with duties and responsibilities that are customary for such executives. The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive's and the Company's delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company's earnings or other results of the Executive's performance.

            (b) DEVOTION OF TIME. Subject to the last sentence of this Section 3(b), the Executive shall devote all of his time, attention and energies during normal business hours (exclusive of Personal Time Off (as defined in Section 5(a) of this Agreement) and of such normal holiday periods as have been established by the Company) to the affairs of the Company. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the board of directors of the Company. Notwithstanding the above the Executive shall be permitted to devote a limited amount of his time, without compensation, to professional, charitable or similar organizations.

            (c) LOCATION OF OFFICE. The Executive shall choose the location of his principal business office, but shall communicate with Company management on a daily basis and be available to Company management and staff at Company's Stuart, Florida offices as needed. The Executive's job responsibilities shall also include all business travel necessary to the performance of his job.

            (d) ADHERENCE TO INSIDE INFORMATION POLICIES. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of

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any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

      4.    COMPENSATION AND EXPENSES.

            (a) SALARY. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary (the "Base Salary") of:

                  (i)   $325,000 through December 31, 2006;

                  (ii) $350,000 from January 1, 2007 through December 31, 2008; and

                  (iii) $375,000 from January 1 2008 through December 31, 2008.

Prior to the end of each 12-month period of the Term, the Compensation Committee shall have the authority to increase the Executive's Base Salary for the succeeding 12-month period.

            (b) ANNUAL BONUS PLAN. The Company shall pay an annual bonus to the Executive for each calendar year of the Term equal to 2.5% of the net pre-tax income of the Company up to a maximum of 50% of the Executive's Base Salary. However, for the year ending December 31, 2005, the minimum annual bonus shall be $30,000. The bonus shall be paid within five business days after the Company files its Form 10-KSB with the Securities and Exchange Commission (the "SEC"), but in no event later than April 30th of each year beginning in 2006.

            (c) DISCRETIONARY BONUS. The Compensation Committee may award additional bonuses as it deems appropriate.

            (d)   EXPENSES. In addition to any compensation received pursuant to
Section 4(a) and (b), the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company's practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, Executive officers.

      5.    BENEFITS.

            (a) PERSONAL TIME OFF. For each 12-month period during the Term, the Executive shall be entitled to 240 hours of Personal Time Off (pro-rated for the partial 12-month period) without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. Personal Time Off shall be defined to include time off for vacation, personal time, sick leave or disability but shall not include holiday periods established by the Company.

            (b) EMPLOYEE BENEFIT PROGRAMS. The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the

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Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.

            (c) STOCK OPTIONS. The Company shall grant the Executive 3,000,000 five-year non-qualified stock options. The options are not subject to the Company's 2003 Equity Incentive Plan. The options will be exercisable at $1.00 per share, and shall vest as follows: 1,000,000 shares shall be immediately vested, and 1,000,000 shares each shall vest on December 31, 2006 and December 31, 2007, subject to continued employment with the Company, in any capacity, on the applicable vesting date. All options shall be subject to execution of the Company's standard stock option agreement.

            (d) DEATH BENEFIT. Notwithstanding the provisions of Section 6(a) below, in the event the Executive dies during the Term, the Executive's estate shall receive an amount equal to the Base Salary due for the remainder of the Term. The Company shall have the right, at any time during the term, to rescind the foregoing death benefit in exchange for the Company purchasing a life insurance policy for the remainder of the Term in an amount equal to the Base Salary due for the remainder of the Term which names the Executive's surviving spouse as the beneficiary of the policy.

      6.    TERMINATION.

            (a) DEATH OR DISABILITY. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate without act by any party upon the death or disability of the Executive. For purposes of this Section 6(a), "disability" shall mean that for a period of 45 consecutive days or 90 aggregate days in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in Section 3 (which means full-time employment) because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by the Executive's physician (or his guardian). In the event of the death of the Executive, the Executive's estate shall receive any unpaid, earned compensation and benefits due the Executive and this Agreement shall terminate. In the event that Executive's employment is terminated by reason of Executive's death or disability, the Company shall pay the following to Executive: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) the remainder of the Executive's base salary due during the Term, (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement, (iv) any Personal Time Off accrued to the date of termination, (v) any earned but unpaid bonuses for any prior period, his annual bonus prorated to date of termination (to the extent it can be calculated), and (vi) all stock options and restricted stock units previously granted to Executive shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term. The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no death or disability. Additionally, if the Executive's employment is terminated because of disability, the Executive shall receive any benefits to which Executive may be entitled pursuant to Section 5 hereof shall continue to be paid or provided by the Company, as the case may be, for one year, except for perquisites.

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            (b)   TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. The Company may
terminate the Executive's employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive 60 day's written notice of termination. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without "Good Reason," as defined below, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided by law, for any period subsequent to the effective date of termination. For purposes of this
Section 6(b), "Cause" shall mean: (i) the Executive is convicted of a felony which is related to the Executive's employment or the business of the Company;
(ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting, in either case, in material harm to the Company; (iii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (iv) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; or
(v) the Executive has been found in a civil action to have materially breached any provision of Section 7 and/or Section 8 and to have thereby caused material harm to the Company. The term "found in a civil action" shall not apply until all appeals permissible under the applicable rules of procedure or statutes have been determined and no further appeals are permissible.

            (c) TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON. The Executive may terminate, by written notice to the Company, the Executive's employment at any time for "Good Reason," as defined below, and in the event the Company terminates the Executive without Cause, then in either case, the Company shall pay the Executive at the time of termination an amount equal to the Base Salary due for the remainder of the Term, and all of Executive's remaining unvested options, if any, shall vest immediately upon such termination. The term Good Reason shall mean (i) the Executive, with or without change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities and shall no longer possess substantially all of the authority set forth in Section 3; (ii) the Company materially breaches this Agreement; or
(iii) any entity or person not now an executive officer or director of the Company becomes either individually or as part of a group (required to file a Schedule 13D or 13G with the SEC) the beneficial owner of 30% or more of the Company's common stock. The Executive shall have a period of 30 days following the occurrence of an event constituting Good Reason under clauses (i) and (ii) above and a period of 180 days following an event constituting Good Reason under clause (iii) above in which to exercise his right to terminate for Good Reason, or the Executive shall be deemed to have waived that particular Good Reason.

            (d) PARACHUTE PAYMENTS. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code of 1986 (the "Code")), and the benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be reduced (but not below zero) so that the present value of such

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total amounts and benefits received by Executive will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with this
Section 6(d) and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

      7.    NON-COMPETITION AGREEMENT.

            (a) COMPETITION WITH THE COMPANY. Until termination of his employment and for a period of 24 months commencing on the date of termination, the Executive (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term "compete with the Company" shall refer to any business activity in which the Company was engaged as of the termination of the Executive's employment or reasonably expected to engage in within three months of termination of employment; PROVIDED, HOWEVER, the foregoing shall not prevent Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if Executive's employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; PROVIDED, FURTHER, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or to such enterprise, or otherwise compensated for services rendered thereby.

            (b) SOLICITATION OF CUSTOMERS. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or

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services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

            (c) NO PAYMENT. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7, and confirms he has received adequate consideration for such undertakings.

      8.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

            (a) CONFIDENTIAL INFORMATION. Confidential Information includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services or Products (as defined herein), the Company's budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company's businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company's directors, employees, officers, executives, former executives, Customers and former Customers. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers who are the persons with whom the Company's executives, officers, employees, and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Company's subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from Executive or the Company. As used herein, the term "Services" shall include all water-jetting based coating removal services and all water filtration services or similar such services conducted by the Company or any affiliate with respect to any of the foregoing, during the term of Executive's employment. The term "Products" shall include the sale of water-jetting based coating removal products and all water filtration products offered by the Company or any affiliate.

            (b) LEGITIMATE BUSINESS INTERESTS. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or or professional information that otherwise does not

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qualify as trade secrets, including, but not limited to, all Confidential
Information; (iii) substantial, significant, or key, relationships with specific prospective or existing Customers, subjects, vendors or suppliers; (iv) Customer goodwill associated with the Company's business; and (v) specialized training relating to the Company's technology, methods, operations and procedures.

            (c) CONFIDENTIALITY. Following termination of employment, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive's employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company's Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to his employment and then only with the authorization of an officer of the Company (excluding the Executive). All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Customers, or subjects, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

      9.    EQUITABLE RELIEF.

            (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the board of directors of the Company, shall leave his employment for any reason and take any action in violation of Section 7 and/or
Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 and/or Section
8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

            (b) Any action must be commenced in Martin County, Florida. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be

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conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

      10. CONFLICTS OF INTEREST. While employed by the Company, the Executive shall not, unless approved by the Compensation Committee of the Board of Directors, directly or indirectly:

            (a) participate as an individual in any way in the benefits of transactions with any of the Company's suppliers, vendors, or Customers, including, without limitation, having a financial interest in the Company's suppliers, vendors, or Customers, or making loans to, or receiving loans, from, the Company's suppliers, vendors, or Customers;

            (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive's employment with the Company for the Executive's personal advantage or gain; or

            (c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.

      11. INVENTIONS, IDEAS, PROCESSES, AND DESIGNS. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company's funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive shall provide as a schedule to this Employment Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement.

      12. INDEBTEDNESS. If, during the course of the Executive's employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining

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balance from the Executive unless the Executive has entered into a written agreement with the Company.

      13. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

      14.   SEVERABILITY.

            (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

            (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

      15. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

      To the Company:                    UltraStrip Systems, Inc.
                                         3515 S.E. Lionel Terrace
                                         Stuart, FL 34997
                                         Facsimile: (772) 287-4846

      With a Copy to:                    Harris Cramer LLP

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                                         1555 Palm Beach Lakes Blvd.
                                         Suite 310
                                         West Palm Beach, FL  33401
                                         Facsimile (561) 659-0701
                                         Attention:  Michael D. Harris, Esq.

      To the Executive:                  Dennis McGuire
                                         3515 S.E. Lionel Terrace
                                         Stuart, FL 34997
                                         Facsimile: (772) 287-4846

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery.

      16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

      17. ATTORNEYS' FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses (including such fees and costs on appeal).

      18. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

      19. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

      20. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

      21. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      22. ARBITRATION. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual

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

agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Martin County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

      23. INVESTIGATIONS. In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of United States federal securities laws by the Executive, the Compensation Committee may, in its sole discretion, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Compensation Committee or the Company, which the Compensation Committee believes, in its sole discretion, may or could be considered at risk, or potentially subject to, the provisions of
Section 1103 of the Sarbanes-Oxley Act of 2002 (including, but not limited to, any and all salary, bonuses, perquisites, stock option grants, awards of restricted stock or restricted stock units, or long-term incentive compensation) until such time as the investigation is concluded without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with charges having been brought, with such amounts as directed by the Compensation Committee to be withheld with or without the accruing of interest (and if with interest the rate thereof). Except as otherwise provided by court or other administrative order, in the event of the final adjudication or the settlement of any charges involving the admittance of wrongdoing or guilt by the Executive, the Compensation Committee shall have sole discretion whether to release to the Executive such compensation or other payments, or the extent thereof, or whether to return the same to the Company's general use.

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

                                         UltraStrip Systems, Inc.

                                         By: ___________________________________
                                             James C. Rushing III
                                             Chief Financial Officer

                                         Executive:

                                         By: ___________________________________
                                             Dennis McGuire

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